EXHIBIT 5.1

March 9, 2015

To the Board of Directors

Eventure Interactive, Inc.

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

Re:	Eventure Interactive, Inc.
Registration Statement on Form S-1 (Amendment No. 1)

Gentlemen:

We are acting as counsel to Eventure Interactive, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 32,746,620 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (i) up to 20,000,000 shares of common stock to be sold by the holder of a convertible note upon conversion thereof (the Note Shares”); (ii) up to 500,000 shares of common stock to be sold by the holder of 500,000 common stock purchase warrants upon exercise thereof (the “Warrant Shares”); and (iii) 12,246,620 issued and outstanding shares of common stock sold by other selling stockholders (the “Outstanding Shares”).

You have requested our opinion as to the matters set forth below in connection with the issuance and resale of the Note Shares and Warrant Shares and the resale of the Outstanding Shares. For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

1.	The 12,246,620 Outstanding Shares were duly authorized, have been validly issued, and are fully paid and non-assessable; and

2.	The 20,000,000 Note Shares and 500,000 Warrant Shares when issued and sold in accordance with the terms and conditions set forth in the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ CKR Law LLP
CKR Law LLP

1330 Avenue of the Americas, New York, NY 10019

T 212.400.6900|F 212.400.6901

www.ckrlaw.com

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